Exhibit 99.1

CAMAC Energy Inc. Announces Second Quarter 2011 Results, Provides Operational Update and Reports Quarterly Net Income for the First Time in Company History

HOUSTON, TEXAS — August 3, 2011 – CAMAC Energy Inc. (NYSE Amex: CAK), a U.S.- based energy company engaged in the exploration, development and production of oil and gas, today announced net income of $5.7 million, or $0.04 per diluted common share, for the second quarter ended June 30, 2011 as compared to a net loss of $3.2 million, or $0.02 per diluted common share, for the same period in 2010. In the 2011 period, the Company recorded significantly higher net income in Africa, principally due to Cost Oil recovery revenues of $16.2 million on the initial recovery of workover costs on well # 5 in the Oyo Field, located offshore Nigeria. For the six months ended June 30, 2011, the Company reported a net loss of $22.5 million, or $0.15 per diluted common share, as compared to a net loss of $6.3 million, or $0.07 per diluted common share, in the six months ended June 30, 2010. The increased net loss was principally related to workover costs for well # 5 in the Oyo Field recorded in the first quarter of 2011, partially offset by the increase in net income described above for the second quarter 2011 as compared to second quarter 2010.

From inception of the workover related to the Oyo Field well #5 in December 2010 through June 30, 2011, the Company has incurred a total expense of $55.9 million, representing the total estimated cost of the workover. As of the same date, the Company recognized Cost Oil recovery revenues of $16.2 million related to this workover and expects to recognize the remaining $39.7 million, in correlation with payments made, through future liftings.

Cash and cash equivalents at the end of the second quarter of 2011 were $11.2 million. Additionally, at the end of the second quarter our accounts receivable were $28.2 million, all of which was subsequently collected at the end of July. Cash flows used in operations of $33.2 million for the current quarter were primarily affected by payments of workover costs for well #5 in the Oyo Field of $30.8 million, partially offset by proceeds received from financing activities of $25.0 million related to a credit facility secured during the quarter. The remaining unpaid workover amounts will be funded using available cash, proceeds from the credit facility and through Oyo Field lifting proceeds.

Update on Operations

Africa

Average daily gross production from the Oyo Field was 4,109 barrels per day (bopd) and 4,063 bopd during the three months and six months ended June 30, 2011, respectively. As a result, in June 2011 there was a lifting of approximately 600,000 barrels of crude oil sold at $112.83 per barrel, of which the Company’s gross share was approximately 221,000 barrels. It is anticipated that an additional partial lifting will occur in September 2011.

Also during the quarter, CAMAC Energy and its partner/operating contractor NAE, a subsidiary of ENI, held meetings to discuss the results of the Oyo Field well #5 workover, as well as future plans for further exploration of OML 120/121. While the well #5 workover was successful in reducing gas production and associated flaring from the well, oil production has not improved significantly. Additionally, Oyo Field well #6 is producing at a water cut of about 74%. The current intent is to place the well on gas lift later in the year, using equipment already installed in the well to increase the gross production by an estimated 200 - 400 bopd. For the rest of OML 120/121 NAE has agreed to provide the results of ongoing reservoir studies which have been undertaken and should help define the locations of potential future exploration wells. Both CAMAC Energy and NAE are reviewing all potential options to ensure the rapid development of OML 120/121, and expect to develop and communicate a definitive work program during the fourth quarter 2011.

China

The ZJS-3 well spudded mid-March 2011 and reached its target depth on May 1, 2011. The ZJS-04 well spudded during the first week of June and reached its target depth on July 14, 2011. The logs and cores are presently being evaluated by third party contractors. Data from the ZJS-03 and ZJS-04 wells, in conjunction with the 2D seismic reinterpretation results, will be evaluated and used to refine the well location of the ZJS-05 well, which is now planned to be drilled late 2011 or early 2012.

Update on Management and Board of Directors

During the second quarter, CAMAC Energy strengthened the experience of its leadership by adding select individuals to both the management team and the Board. Edward Caminos was appointed Senior Vice President and Chief Financial Officer as of July 1, 2011. Mr. Caminos’ most recent experience was as the Chief Financial Officer of BPZ Resources, where he was directly responsible for capital strategy and optimization. In addition, Alan Halsey joined CAMAC Energy as its Senior Vice President, Exploration and Production, as of June 6, 2011. Mr. Halsey has extensive upstream experience from senior management positions held at Texaco in West Africa and South America as well as serving as Chief Operating Officer of Transmeridian Exploration Inc. which had producing assets in Kazakhstan and exploration interests in the former Soviet Union.

In addition, William J. Campbell, J. Kent Friedman and Ira Wayne McConnell have been elected as independent Directors of the Company. All come to CAMAC Energy with specific financial, legal and strategic experience that supplements the current Board expertise and will ensure ongoing accountability and transparency to shareholders.

Chairman and Chief Executive Officer Dr. Kase Lawal commented “We are moving forward with our strategy for West Africa. It is a time of positive change for CAMAC Energy, including the addition of several key management executives and directors, and we see numerous exciting opportunities ahead of us. West Africa is an established oil and gas basin of increasing importance, and we are working diligently to realize increased value from our existing assets, while pursuing other regional assets to diversify our portfolio.”

Conference Call Details

A conference call for investors will be held today at 12:00 p. m. Central Time (1:00 p.m. Eastern Time) to discuss CAMAC Energy’s operations and second quarter results with a focus on the Company’s future strategy. Hosting the call will be Dr. Kase Lawal, Chairman and Chief Executive Officer, Edward Caminos, Senior Vice President and Chief Financial Officer and Alan Halsey, Senior Vice President, Exploration and Production.

The call can be accessed live over the telephone by dialing, (877) 407-0789, or for international callers, (201) 689-8562. A replay will be available shortly after the conference call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 375806.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Investors— Events & Presentations section of CAMAC Energy’s website at www.camacenergy.com. A replay of the webcast will be available for approximately 30 days.

About CAMAC Energy Inc.

CAMAC Energy Inc. (NYSE Amex: CAK) is a U.S.-based energy company engaged in the exploration, development and production of oil and gas. The Company currently has operations in Nigeria and, through its Pacific Asia Petroleum subsidiaries, in China. The Company’s principal assets include interests in OML 120 and OML 121, offshore oil and gas leases in deepwater Nigeria that started production from the Oyo Field in December 2009, and a 100% interest in the Zijinshan Block gas asset located in the Shanxi Province, China. The Company was founded in 2005 and has offices in Houston, Texas, Beijing, China, and Lagos, Nigeria.

Forward-Looking Statements

This press release may contain certain “forward-looking statements” relating to the business of CAMAC Energy Inc. and its subsidiaries. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding: the general ability of CAMAC Energy Inc. to achieve its commercial objectives; the business strategy, plans and objectives of CAMAC Energy Inc. and its subsidiaries; and any other statements of non-historical information. Words such as “anticipates,” “expects,” “plans,” “projects,” “believes,” “seeks,” “estimates,” and similar expressions are intended to identify such forward-looking statements. The statements are based upon management’s current expectations, estimates and projections, are not guarantees of future performance, and are subject to a variety of risks, uncertainties and other factors, some of which are beyond CAMAC Energy Inc.’s control and are difficult to predict, including those discussed in CAMAC Energy Inc.’s periodic reports that are filed with the SEC and available on its website (http://www.sec.gov). You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, CAMAC Energy Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Media:

CAMAC Energy Inc.

Cristy Taylor, 713-797-2940

PR@camacenergy.com

or

Investor Relations:

ICR

832-209-1419

IR@camacenergy.com

CAMAC ENERGY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share amounts)

(Unaudited)

	For Three Months Ended June 30,
	2011	2010
Revenues
Crude oil	$24,892	$12,248
Other operating revenue	—	95

Total revenues	24,892	12,343

Costs and expenses
Lease operating expenses	7,292	236
Cost of sales	—	11,885
Exploratory expenses	250	84
Depreciation, depletion and amortization	6,941	126
General and administrative expenses	4,183	3,195

Total costs and expenses	18,666	15,526

Operating income (loss)	6,226	(3,183)

Other income (expense)
Interest income	2	2
Interest expense	(33)	—

Total other income (expense)	(31)	2

Net income (loss) before income taxes and noncontrolling interests	6,195	(3,181)
Income tax expense	(525)	(88)

Net income (loss)	5,670	(3,269)

Less: Net (income) loss attributable to noncontrolling interests	27	97

Net Income (Loss) attributable to CAMAC Energy Inc. stockholders	$5,697	$(3,172)

Net income (loss) per common share attributable to CAMAC Energy Inc. common stockholders
Basic	$0.04	$(0.02)
Diluted	$0.04	$(0.02)

Weighted average number of common shares outstanding
Basic	154,243	135,760
Diluted	154,607	135,760